SHARE PURCHASE AGREEMENT

THIS  AGREEMENT  dated  for  reference  the  23rd  day  of  July,  1999

BETWEEN:

ROBERT  ADAMS,  Businessman,  of  107 Bloomingdale Lane, Woodbridge, Ontario L4L
6X7,

BEATA  ADAMS,  Businesswoman,  of 107 Bloomingdale Lane, Woodbridge, Ontario L4L
6X7,

TAMI  ALLAN, Businesswoman, of 111 Arnold St, Chatham, Ontario N7L 2X7

(hereinafter  called  the  "Vendors")
                                                               OF THE FIRST PART

AND:

CYPOST CORPORATION, a company incorporated pursuant to the laws of the State of Delaware and having a postal address at 101-260 West Esplanade, North Vancouver, BC, Canada V7M 3G7

hereinafter  called  the  "Purchaser")

                                                              OF THE SECOND PART

WITNESSES  THAT  WHEREAS:

A. The Vendors are the registered and beneficial owners of or have the rights to acquire all of the issued and outstanding shares of NetRover Inc. and NetRover Office Inc. (the "Vendors' Shares"); and

B. The Vendors have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the Vendors' Shares;

THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto covenant and agree each with the other as follows:


1.          DEFINITIONS  AND  INTERPRETATION
            --------------------------------

1.1     In  this  Agreement:

(a) "Accounts Payable" means all of the trade accounts and other debts and accrued charges owed by the Companies as at the Statement Date (other than the Permitted Liens), and which are enumerated and described in the Financial Statements, together with those trade accounts reasonably incurred in the normal and ordinary course of the Business between the Statement Date and the Closing Date, whether the same are due or to become due at or after the Closing Date;

(b) "Accounts Receivable" means all of the trade accounts, notes, and other debts arising out of the operation of the Business owing to either of the Companies as at the Closing Date, whether due or to become due as at or after the Closing Date but does not include inter-Company amounts;

(c) "Accumulated Deficit" means the accumulated deficits of the Companies as at the Closing Date;

(d)     "Affiliates  Loans"  means:

(i) loan due from NetRover Inc. to Robert Adams as calculated at the Statement Date with final adjustments to be made pursuant to the Closing Balance Sheets;

(ii) loan due from NetRover Inc. to Ruby Adams in the principal amount of Four Hundred Thousand Dollars ($400,000.00) plus accrued and unpaid interest as at the Closing Date;

(iii) loan due from NetRover Inc. to Max Fantuz as calculated at the Statement Date with final adjustments to be made pursuant to the Closing Balance Sheets;

(e) "Business" means the businesses carried on by the Companies involving the provision of Internet access and website hosting services;

(f) "Business Assets" means all of the real property, personal property, choses in action, intangible or intellectual property and all other assets of whatsoever nature owned or leased by the Companies or either of them as the context requires, or in which either of the Companies has any right or interest or the right to acquire an interest, including the Accounts Receivable, the Contracts and the assets listed in Schedule A;

(g) "Closing" means the completion of the transactions contemplated hereby in accordance with the terms hereof;

(h) "Closing Balance Sheets" means the balance sheets contained in the reviewed financial statements of each of the Companies for the period ending September 30, 1999 based on the audited financial statements of NetRover Inc. as of July 31, 1999 and the reviewed financial statements of NetRover Office Inc. dated as at December 31, 1998, to be prepared in accordance with generally accepted accounting principles by Duffy Allain and Rutten Chartered Accountants;

(i)     "Closing  Date"  means  October  4,  1999;

(j) "Closing Liabilities" means an amount determined by subtracting from the Accumulated Deficit appearing on the Closing Balance Sheet an amount equal to 44.2% times the non-capital loss carry forwards on the Closing Balance Sheet;

(k) "Companies" means NetRover Inc., a corporation incorporated under the laws of the province of Ontario, and NetRover Office Inc., a corporation incorporated under the laws of the province of Ontario, and "Company" refers to either of them, as appropriate;

(l) "Consents" means the consents, waivers and approvals set forth in Schedule B;

(m) "Contracts" means all of the commitments, agreements, contracts, instruments, leases and other documents entered into by either of the Companies, by which such Company is bound or to which such Company or the Business Assets are subject (other than the Permitted Liens) and which are described in Schedule C;

(n) "Deposit-Monetary" means the sum of One Hundred Thousand Dollars ($100,000.00) paid by the Purchaser to the Purchaser's Solicitors pursuant to
Section  4  hereof  and  all  interest  earned  thereon;

(o) "Deposit-Shares" means One Hundred and Forty Six Thousand (146,000) Common shares of the Purchaser issued from its treasury which are subject to the trading restrictions referred to in Section 2.3 below, said shares having been issued as of July 22, 1999;

(p) "Due Diligence Period" means the period commencing on July 22, 1999 and ending on Execution Date;

(q)     "Execution  Date"  means  the  date  of  signing  of  this  Agreement;

(r) "Excluded Assets" are those assets described in Schedule N which the Companies possess or have the use thereof but do not own but do not form part of the Business Assets;

(s) "Financial Statements" means the audited balance sheet and audited statement of profit and loss of NetRover Inc. as at its Statement Date and the reviewed balance sheet and reviewed statement of profit and loss for NetRover Office Inc. as at its Statement Date, copies of which are attached as Schedule D;

(t) "Indebtedness" means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a person assumed, created, incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others;

(u) "Intellectual Property" means all copyrights, copyright registrations and applications, trade names or brand names, business names, trade-marks, trade-mark registrations and applications, service marks, service mark registrations and applications, trade secrets, proprietary programming information and know-how, patents and patent applications, and other patent rights, processes, technology, software (in both source code and object code format), documentation in relation to software, firmware and other intellectual property, together with all rights under licences, registered user agreements, technology transfer agreements, and other agreements or instruments relating to any of the foregoing, owned by the Companies or otherwise used in connection with the Business, including the intellectual property described on Schedule M;

(v) "Lenders" means the persons set out in section 1.1(d) above as owners of the Affiliates Loans;

(w) "Lien" means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by laws, statutory or otherwise that secures the payment of any Indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

(x)     "Permitted  Liens"  means  the  liens  described  in  Schedule  E.

(y) "Prime Rate" means the commercial lending rate of interest, expressed as an annual rate which the Toronto-Dominion Bank quotes in Toronto as a new reference rate of interest from time to time (commonly known as "prime") for the purpose of determining the rate of interest that it charges to its commercial customers for loans in Canadian funds;

(z) "Purchase Price" means Three Million and Eight Hundred and Fifty Thousand Dollars ($3,850,000.00) less the amount of the Closing Liabilities;

(aa)     "Purchaser's  Solicitors"  means  Clark,  Wilson,  Barristers  and
Solicitors;

(ab) "Statement Date" means the last day of the last completed fiscal year of each of the Companies, being July 31, 1999 for NetRover Inc. and December 31, 1998 for NetRover Office Inc.;

(ac)     "Vendors'  Shares"  has  the  meaning  set  out in Recital A above; and

(ad)     "Vendors'  Solicitor"  means  D.J.  Buffone,  Barrister  and Solicitor;


1.2     In  this  Agreement,  except  as  otherwise  expressly  provided:

(a) "Agreement" means this share purchase agreement, including the preamble and the Schedules hereto, as it may from time to time be supplemented or amended and in effect;

(b) all references in this Agreement to a designated "Section" or other subdivision or to a Schedule is to the designated Section or other subdivision of, or Schedule to, this Agreement;

(c) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

(d) the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

(e) the singular of any term includes the plural, and vice versa; the use of any term is equally applicable to any gender and, where applicable, a body corporate; the word "or" is not exclusive; the word "including" means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word "include" and its derivatives will be construed accordingly; the expression "to the knowledge of" or any similar expression as applied to a corporation or individual, refers to,
(A) in the case of an individual, the knowledge as at the relevant date that such individual had or would have had had he exercised due diligence in making enquiries in relation to the matter in question from all sources of information likely to provide him with knowledge of same, and (B) in the case of a corporate person, the knowledge (as aforementioned) of a director or officer thereof as at the relevant date;

(f) any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principles applicable in Canada;

(g) except as otherwise provided, any dollar amount referred to in this Agreement is in Canadian funds;

(h) any other term defined within the text of this Agreement has the meaning so ascribed.


1.3     The  following  are  the  Schedules  to  this  Agreement:

SCHEDULE     DESCRIPTION
--------     -----------

     A     Business  Assets
     B     Consents
     C     Contracts
     D     Financial  Statements
     E     Permitted  Liens
     F     Authorized  and  Issued  Capital
     G     Directors  and  Officers
     H     Banking  Arrangement
     I     Employee  List
     J     Employee  Benefit  Plans
     K     Litigation
     L     Insurance
     M     Intellectual  Property
     N     Excluded  Assets


2.     PURCHASE  AND  SALE
       -------------------

2.1 Subject to the terms and conditions of this Agreement, at the Closing, the Vendors will sell and transfer to the Purchaser, and the Purchaser will purchase from the Vendors the Vendors' Shares.

2.2     The  Purchase  Price  will  be  paid  as  follows:

(a) the Purchaser shall pay the Deposit-Monetary by certified cheque to Purchaser's Solicitors, within three (3) days of the Execution Date with irrevocable directions to the Purchaser's Solicitors to pay, in accordance with section 4.1 Below, the Deposit-Monetary to the Vendors at Closing as a part of the cash sum due under section 2.2(b) below;

(b) on the Closing Date, the Purchaser shall pay One Million Nine Hundred Thousand Dollars ($1,900,000.00) of the Purchase Price by certified cheque;

(c) the Purchaser shall pay One Million Dollars ($1,000,000.00) of the Purchase Price by the delivery to the Vendors of the Deposit-Shares;

(d) on that date which is two (2) calendar months from the Closing Date, the Purchaser shall pay by certified cheque in an amount equal to One Hundred Thousand Dollars ($100,000.00) and any appropriate adjustments; and


2.3 On Closing, Purchaser will loan to Netrover Inc. One Million Dollars ($1,000,000.00) and will cause Netrover Inc. to pay the same in repayment of the Affiliate Loans. Any monies required in excess of One Million Dollars required to fully discharge the Affiliate Loans will be repaid personally by the Vendors jointly and severally on closing.

2.4 The Vendors acknowledge that the Purchaser is a United States based corporation and that the Deposit-Shares shall be subject to a one year hold period from the Closing Date and other requirements of applicable securities laws. The certificate for the same shall bear the legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.";

In addition, the Purchaser is not a reporting issuer in Ontario and sales in Ontario of Common shares of the Purchaser are not permitted until 18 months after the Purchaser becomes a reporting issuer in Ontario.


3.     CLOSING  AND  ADJUSTMENTS
       -------------------------

3.1 The Closing will take place at 10:00 a.m. local time, on the Closing Date at the offices of the Vendors' Solicitors, or at such other place, date and time, as the parties agree upon.

3.2 The Vendors will cause each of the Companies to prepare and deliver to the Purchaser on November 30, 1999, the Closing Balance Sheets.

4.     DEPOSITS
       --------

4.1 The Purchaser's Solicitors will place the Deposit-Monetary in an interest bearing account and deal with it as follows:

(a) the Deposit-Monetary will be paid to the Vendor on the Closing if the Vendor is ready, willing and able to complete the sale of the Vendors' Shares in accordance with the terms hereof and all of the conditions set forth in Section
11.1  have  been  satisfied  or  waived,  and:

(i) if the purchase and sale contemplated hereby is completed, then the Deposit-Monetary will be applied to the credit of the Purchaser toward the Purchase Price; or

(ii) if the purchase and sale contemplated hereby is not completed, then the Deposit-Monetary will be paid to the Vendor as liquidated damages; and

(b)     the  Deposit-Monetary  will  be  paid  to  the  Purchaser  if  either:

(i) the conditions set forth in Section 11.1 have not been satisfied or waived and the Purchaser elects not to complete; or

(ii) the Vendor is not ready, willing, and able to complete the sale of the Vendors' Shares in accordance with the terms hereof at the Closing and the Purchaser elects not to complete;

(c) each of the Vendors will relinquish and release all of his or her rights to the Deposit-Shares or any part thereof, as liquidated damages in the event that either:

(i) the conditions set forth in Section 11.1 have not been satisfied or waived and the Purchaser elects not to complete; or

(ii) the Vendor is not ready, willing, and able to complete the sale of the Vendors' Shares in accordance with the terms hereof at the Closing and the Purchaser elects not to complete.


4.2 All interest which accrues on the Deposit-Monetary up to October 4, 1999 shall be paid to the Purchaser.

5.     VENDORS'  WARRANTIES  AND  REPRESENTATIONS
       ------------------------------------------

5.1 The Vendors jointly and severally warrant and represent to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein, that:

(a) the Vendors' Shares represent all of the issued and outstanding shares of the Companies;

(b) the Vendors are or will be on the Closing Date, the registered holders and beneficial owners of the Vendors' Shares, free and clear of all Liens and the Vendors have no interest, legal or beneficial, direct or indirect, in any shares of, or the assets or business of, the Companies other than the Vendors' Shares and the Vendors' interest, to the extent applicable, in the Affiliates Loans;

(c) none of the Lenders have assigned or encumbered any of their right, title and interest in and to the Affiliates Loans and the Lenders are entitled to receive all payments on the same;

(d) the particulars in Section 1.1(d) are a full, complete and accurate description of the Affiliates Loans, and the Affiliates Loans are in good standing and NetRover Inc. has no right of set off relating thereto;

(e) the Vendors have the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and will on the Closing Date have the rights to transfer the legal and beneficial title and ownership of the Vendors' Shares to the Purchaser; and

(f)     the  Vendors  are  not  non-residents  of  Canada  within the meaning of
Section 116 of the Income Tax Act, R.S.C. 1985, Chapter 1 (5th Supp.) as amended
                   --------------
(the  "Income  Tax  Act").
       ----------------

5.2 The Vendors warrant and represent to the Purchaser with respect to each Company, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein, that:

(a) the authorized and issued capital of the Company is as described in Schedule F;

(b) no person has any agreement, right, option or privilege, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

(i) to require the Company to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Company;

(ii) for the issue or allotment of any of the authorized but unissued shares in the capital of the Company;

(iii) to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of the Company;

(iv) to purchase or otherwise acquire any shares in the capital of the Company; or

(v) which is capable of becoming an agreement for the acquisition of any of the Business Assets.

(c) the Company is duly incorporated, validly existing and in good standing under the laws of the province of Ontario and is and always has been, since the date of its incorporation, a "private company" as that term is defined in the Securities Act (Ontario);
  -------------

(d)     the  directors and officers of the Company are identified in Schedule G;

(e) all alterations to the Bylaws and the Articles of Incorporation of each of the Companies since its incorporation, have been duly approved by the shareholders of the Company and registered with the Corporations Branch of the Ministry of Consumer and Commercial Relations of the province of Ontario;

(f) the Company now is and has since its incorporation been a "Canadian controlled private corporation" within the meaning of the Income Tax Act
                                                                 ---------------
(Canada);

(g) the Company carries on the Business in the Province of Ontario does not carry on any business in any other province or territory of Canada or in any other country and does not carry on any business other than the Business;

(h) the Company has the power, authority and capacity to carry on the Business as presently conducted by it;

(i) the Company has the power, authority and capacity to own and use all of the Business Assets;

(j) the Company owns and possesses all right, title and interest in, and has good and marketable title to and possession of, all the Business Assets free and clear of all Liens (with the exceptions of the Permitted Liens, those Business Assets subject to the leases included in the Material Contracts and the Excluded Assets) and neither the Vendors nor the Company has received notice from any third party claiming an interest in and to the Business Assets other than an interest which constitutes a Permitted Liens, and neither the Vendors nor the Company has any reason to believe any such claim may be made;

(k) the Company has no bank, trust, savings, chequing or other accounts or deposits, safety deposit boxes or other depositaries except as set out in Schedule H, which Schedule is a true and complete list showing the name of each bank, trust company or similar financial institution in which the Company has accounts, deposits or safety deposit boxes and the names of all persons authorized to draw thereon or have access thereto;

(l) the Company does not own, possess or use any asset other than the Business Assets and does not have any interest in the assets or business of any other person, with the exception of the Excluded Assets;

(m) the Company holds all licences and permits required for the conduct in the ordinary course of the Business and for the uses to which the Business Assets have been or may be put and all such licences and permits are in good standing and the conduct and uses of the same by the Company is in compliance with all laws, zoning and other bylaws, building and other restrictions, rules, regulations and ordinances applicable to the Company, the Business or the Business Assets, and neither the execution and delivery of this Agreement nor the completion of the purchase and sale hereby contemplated will give any person the right to terminate or cancel the said licences or permits or affect such compliance;

(n) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the ByLaws or Articles of Incorporation of the Company;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Company or the Vendor is subject or constitute or result in a default under any agreement, contract or commitment to which the Company or the Vendor is a party;

(iii) subject to obtaining the Consents, give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to which the Company is a party including the Contracts and the Permitted Liens;

(iv) give to any government or governmental authority of Canada or any Province of Canada or any regional district, district or municipality or any subdivision thereof, including any governmental department, commission, bureau, board, or administrative agency any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to the Company and which is necessary or desirable in connection with the conduct and operation of the Business and the ownership, leasing or use of the Business Assets; or

(v) subject to obtaining the Consents, constitute a default by the Company or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any Indebtedness of the Company which would give any person the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument including the Contracts and the Permitted Liens;

(o) the Financial Statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior reporting periods, are true and correct in every material respect and present fairly and accurately the financial condition and position of the Company as at the Statement Date and the results of the operations of the Company;

(p) the provisions for doubtful accounts receivable of the Company as recorded in the Financial Statements are, and collections since the Statement Date have proven them to be, adequate;

(q) the Accounts Receivable of the Company are bona fide, good and collectable without set-off or counterclaim save and except as described in Schedule A;

(r) there is no Indebtedness of the Company which is not disclosed or reflected in the Financial Statements except Accounts Payable;

(s) the Company has been assessed for federal and provincial income tax for all years to and including fiscal year 1998, and the Company has withheld and remitted to Revenue Canada or other applicable tax collecting authority except those items listed and accrued in the Company's financial statement all amounts required to be remitted to Revenue Canada or other tax collecting authority respecting payments to employees or to non-residents, or otherwise and has paid all instalments of corporate taxes due and payable;

(t) all tax returns and reports of the Company required by law to be filed prior to the Execution Date (including all federal and provincial income tax returns, Workers' Compensation Board returns, and corporation capital tax returns) have been filed and are true, complete and correct, and all taxes and other government charges (including all income, excise, sales, business and property taxes and other rates, charges, assessment, levies, duties, taxes, contributions, fees and licenses) have been accrued in the Financial Statements;

(u) adequate provision has been made for taxes payable by the Company for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by or payment of any tax, governmental charge or deficiency by the Company, and to the knowledge of the Vendors, the Company and their officers, directors or employees there are no contingent tax liabilities or any grounds which would prompt a re-assessment, including aggressive treatment of income and expenses in filing earlier tax returns;

(v)     the  Company has made all elections required to be made under the Income
                                                                          ------
Tax Act of Canada or other tax legislations in connection with any distributions
-------
by the Company and all such elections were true and correct and in the prescribed forms and were made within the prescribed time periods;

(w)     the  Company  has  not  prior  to  the  Execution  Date:

(i)     made  any election under Section 85 of the Income Tax Act of Canada with
                                                   --------------
respect  to  the  acquisition  or  disposition  of  any  property;

(ii)     made  any  election  under  Section  83 or 196 of the Income Tax Act of
                                                               --------------
Canada with respect to payment out of the capital dividend account or life insurance capital dividend account of the Company;

(iii) acquired or had the use of any property from a person with whom the Company was not dealing at arm's length, with the exception of Excluded Assets;

(iv) disposed of anything to a person with whom the Company was not dealing at arm's length for proceeds less than or greater than the fair market value thereof; or

(v) discontinued carrying on any business in respect of which non-capital losses were incurred;

(x)     with  respect  to  GST:

(i)     the  Company  is  registered  for  GST purposes under the Excise Tax Act
                                                                  --------------
(Canada),  Part  IX;

(ii) the Company does not have any deferred obligation or liability under any Section of the Excise Tax Act (Canada) except as described in the Financial
                    --------------
Statements  in  Schedule  D  hereof;

(iii)     the  Company  has  not,  prior  to  the  Execution  Date:

(1) acquired or had the use of any property from a person with whom it was not dealing at arm's length which may give rise to liability to pay GST; or

(2) disposed of anything to a person with whom the Company was not dealing at arm's length for proceeds less than the fair market value thereof, which may give rise to liability to pay GST;

(iv) except as disclosed in the Financial Statements, as of the Execution Date, the Company has remitted to Revenue Canada Customs, Excise and Taxation when required by law to do so all amounts collected by it on account of GST;

(y) relying upon the Purchaser's representations and warranties with respect to the Investment Canada Act and the Competition Act as set forth in Section 6.1
       ---------------------         ---------------
hereof, no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, and no registration, declaration or filing by the Vendors or the Company with any such governmental authority, regulatory body or court is required in order for the Vendors to complete the contemplated purchase and sale, to duly perform and observe the terms and provisions of this Agreement, and to render this Agreement legal, valid, binding and enforceable in accordance with its terms;

(z) the Vendors do not have any specific information relating to the Company which is not generally known or which has not been disclosed to the Purchaser and which if known could reasonably be expected to have a materially adverse effect on the value of the Vendors' Shares;

(aa) the Business and the Business Assets comply with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, including all environmental, health and safety statutes and regulations;

(ab) all material transactions of the Company has been promptly and properly recorded or filed in or with its respective books and records, and the minute book of the Company contains all records required to be kept at the "registered office" of the Company, as defined in the Business Corporations Act (Ontario);
                                            -------------------------

(ac)     with  respect  to  the  Company's  Intellectual  Property:

(i)     Schedule  N  contains  a  complete  and  accurate  list  of  all:

(1)     patents  and  patent  applications;

(2)     trade-names,  trade-marks  and  service  marks;

(3)     trade-mark  applications  and  service  mark  applications;

(4)     registered  copyrights  and  copyright  applications;

(5)     Internet  domain  name  registrations,

owned, used, made or applied for by the Company setting out, in detail, the relevant dates, reference numbers and jurisdictions of each;

(ii) the Company has not licensed any of its Intellectual Property to any third party;

(iii) the Company has not granted any rights of distribution of licences for any of its Intellectual Property or the technology represented thereby that are not revocable by the Company upon reasonable notice not to exceed three (3) months;

(iv) except that the Company's trade-mark application is pending and not fully processed to the Company's knowledge and the Vendors' knowledge, there is no state of facts which casts doubt on the validity or enforceability of the Intellectual Property;

(v) the use or licensing of any Intellectual Property will not infringe the industrial, commercial or intellectual property rights of any other person;

(vi) except as disclosed in Schedule K to the Company's knowledge and the Vendors' knowledge, there are no existing or threatened legal proceedings, claims, or allegations (formal or informal), or any basis for such proceedings, claims or allegations, in respect of the Company's use or ownership of any Intellectual Property;

(vii) Schedule C contains a list of each Contract (and amendments thereto) that comprise or relate to the Intellectual Property, including all development agreements, consulting agreements, maintenance agreements, source code escrow agreements, licence agreements and distribution agreements relating thereto;

(viii) no claim for release of technology has been made pursuant to any source code escrow agreement or other technology escrow agreement by any third party;

(ix) the Company is not in default of any of its obligations as licensee under any technology licence pursuant to which it is a licensee;

(x) the Company is not in default of any of its obligations as distributor under any technology distribution agreement;

(xi) neither the entering into of this Agreement nor the completion of the transactions contemplated hereby constitute or will constitute a breach of any agreement in respect of Intellectual Property; and

(xii) no past or present employee, consultant or contractor of the Company has any right, title, or interest in or to any of any Intellectual Property, all such employees, consultants and contractors have assigned and waived in writing their rights (including moral rights) in and to the Intellectual Property, and all of the present employees of the Company have executed and delivered to the Company confidentiality and non-competition agreements in relation to any information or data of the Company obtained in the course of his or her employment or other arrangement with the Company, copies of which agreements have been provided to the Purchaser prior to the Closing Date.

(ad) the Company is in full compliance with the rules and regulations of the applicable top level domain managers, including the domain managers of the .ca,
 .com, .net, .gov, and .org top level domains, to maintain its domain name registrations. To the Company's knowledge, there is currently no libellous, scandalous or illegal content in any of the databases maintained by the Company in respect of which any complaint has been received by the Company from any member of the public or from any government or authority or from any top level domain manager;

(ae) the Company has in effect contingency plans and technologies for each of the following possible occurrences:

(i) failure of any of the major systems of the Business to function in accordance with specifications due to the year 2000; and

(ii) failure of any data processing hardware and software, communications hardware and software, hardware and software storing and/or controlling databases or any other component of any data processing or communications device or system used in the Business;

(af) the Company has not experienced nor, to the knowledge of the Company or the Vendors, has there been any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the Business or the result of its operations;

(ag) the Company is not, nor is any employer which is associated, related to or otherwise connected to the Company, a party to any collective agreement relating to the Business with any union, association of employees or bargaining agent, and no part of the Business, or any associated, related or otherwise connected business or the Company, is bound by any such collective agreement or has been certified as a unit appropriate for collective bargaining and there are no proceedings under the Labour Relations Act (Ontario) or any similar
                             ----------------------
legislation or applications for certification which are or could result in an obligation of or be binding upon the Vendor or any employer which is associated, related to or otherwise connected to the Vendor and there are no circumstances under which the provisions of the Labour Relations Act (Ontario) can apply to
                                     --------------------
the  transactions  contemplated  by  this  agreement;

(ah) the name of each present employee of the Company, the duration of the employment of each such employee with the Company and the remuneration and benefit obligations of the Company in respect of each such employee is accurately set out in Schedule I; and any bonuses payable in the calendar year 1999 will be paid proportionately among the parties depending on when the Closing Date is relative to the calendar year;

(ai) the Vendor has not received notice of any complaints filed by any of the Company's employees against the Company and is not aware of any facts or circumstances that may give rise to any complaints claiming that the Company has violated the Employment Standards Act (Ontario), the Human Rights Act (Ontario)
              ------------------------                ----------------
(or any applicable employee or human rights or similar legislation in other jurisdictions which the Business is conducted) or any complaints or proceedings of any kind involving the Vendor. All levies, assessments and penalties made against the Company pursuant to the Worker's Compensation Act (Ontario) have
                                        -------------------------
been paid by the Vendor and the Vendor has not been reassessed under any such legislation;

(aj) there are no pension, profit sharing, incentive, bonus, group insurance or similar plans or other compensation plans affecting the Company other than those described in Schedule J and the Company has no unfunded or unpaid liability in respect of any such plan;

(ak) except for existing oral and written employment agreements with the individuals listed in schedule I, the Company does not have any contract, agreement, undertaking or arrangement, whether oral, written or implied, which cannot be terminated on not more than one month's notice and the Company have no outstanding agreement, contract or commitment (whether written or oral) whatsoever relating to or affecting the conduct of the Business or any of the Business Assets or for the purchase, sale or lease of any of the Business Assets other than the Contracts and the Permitted Liens;

(al) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Vendor threatened against or affecting the Company at law or in equity or before or by any court or federal, provincial, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and the Company is not a party to or threatened with any litigation, with the exception of the matters described in Schedule K;

(am)     the  Company:

(i) is not in breach of any of the terms, covenants, conditions, or provisions of, is not in default under, and has not done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any Contract;

(ii) is not in violation of nor is any present use by the Company of any Business Assets in violation of or contravention of any applicable law, statute, order, rule or regulation of Canada or any Province of Canada or any regional district, district or municipality or any subdivision thereof; and

(iii) is not in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which the Company is bound or to which the Company or any Business Assets are subject;

and the Company has not received notice that any default, breach, or violation is being alleged;

(an) the Company has not guaranteed, or agreed to guarantee, any Indebtedness or other obligation of any person except as described in the Financial Statements;

(ao) reasonable wear and tear excepted, the Business Assets are in good working order and in a functional state of repair and to the knowledge of the Vendors, there are no latent defects; and

(ap)     since  the  applicable  Statement  Date:

(i) no dividends of any kind or other distribution on any shares of the Company has been declared or paid by the Company;

(ii) there has been no material adverse change in the financial condition or position of the Company and no damage, loss or destruction materially affecting the Business Assets or the right, capacity, or ability of the Company to carry on the Business, except for those changes contemplated in the UUNET contract dated June 30, 1999;

(iii) the Company has not increased the pay of or paid or agreed to pay any pension, bonus, share of profits or other similar benefit to or for the benefit of any agent, employee, director, or officer of the Company, except increases in the normal course of business to employees other than officers and directors;

(iv) the Company has conducted the Business in the usual and normal manner and has maintained the Business Assets in as good condition as prevailed prior to the Statement Date and has made all necessary repairs and replacements thereto;

(v)     the  Company  has not waived or surrendered any right of material value.


6.     PURCHASER'S  WARRANTIES  AND  REPRESENTATIONS
       ---------------------------------------------

6.1 The Purchaser warrants and represents to the Vendors, with the intent that the Vendors will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein that:

(a) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to enter into this Agreement and to carry out its terms;

(b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(c) the assets and gross revenues of the Purchaser and its affiliates are such that the transactions contemplated herein are exempted from the provisions of Part IX of the Competition Act and of Part IV of the Investment Canada Act.
                    ---------------                       ---------------------

7.     COVENANTS
       ---------

7.1     Between  the  Execution  Date  and  the  Closing,  the  Vendor:

(a) will cause the Company to afford to the Purchaser and its authorized representatives access during normal business hours to all properties, books, contracts, commitments, records of the Company and furnish such copies (certified if requested) thereof and other information as the Purchaser may reasonably request, and to permit the Purchaser and its authorized representatives to make such audit of the books of account of the Company and physical verification of the Business Assets as the Purchaser may reasonably see fit;

(b) will diligently take all reasonable steps to obtain, prior to the Closing, all consents and approvals required to complete the transactions contemplated herein in accordance with the terms and conditions hereof including the Consents;

(c) will cause the Company to maintain insurance coverage of the scope and in the amounts presently held as more particularly set out in Schedule L;

(d) will cause the Company to conduct their respective businesses and affairs diligently and only in the ordinary course, and preserve and maintain the goodwill of the Company, the Business Assets and the Business;

(e) will not permit either of the Company to make or agree to make any payment to any director, officer, employee or agent of either of the Company except in the ordinary course of business and at the regular rates of salary and commission for such person or as reasonable reimbursement for expenses incurred by such person in connection with either of the Company.

8.     NON-MERGER
       ----------

8.1 The representations, warranties, covenants and agreements of the Vendors contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Closing as though made at the Closing and will survive the Closing Date for a period ending 15 months after Closing, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Vendors of such representation, warranty, covenant or agreement), or any investigation by the Purchaser, the same will remain in full force and effect for the said same 15 month period after Closing.

8.2 The representations, warranties, covenants and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Closing as though made at the Closing and will survive the Closing Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant or agreement), or any investigation by the Vendors, the same will remain in full force and effect.

9.     DUE  DILIGENCE
       --------------

9.1 The Vendors will, during the period Due Diligence Period, provide or cause the Company to provide the Purchaser and its representatives with access to, and will permit the Purchaser and its representatives to make such investigations of the operations, properties, assets and records of the Company and of its financial and legal condition as the Purchaser deems necessary or advisable for the Purchaser to assess the value thereof and to familiarize itself with same. The Vendors will cause the Company to sign such consents as may be requested by the Purchaser in order for the Purchaser to conduct due diligence searches at the relevant regulatory or statutory offices and will permit the Purchaser and its representatives to have access to the premises leased by the Company and the other assets of the Company at reasonable times so as no to disrupt the routine daily affairs of the Company, and will produce for inspection and provide copies to the Purchaser of:

(a) all of the Company material contracts, leases or real or personal property, permits, licences, title documents, title opinions, insurance policies, pension plans, information relating to employees, information relating to customer lists, documents relating to indebtedness and credit facilities, documents relating to legal or administrative proceedings and other documents of or in possession of the Company or relating to their business and operations; and

(b) the record books for the Company and all other corporate documents of the Company.


10.     CONFIDENTIALITY
        ---------------

10.1 Each party agrees that all information provided to it by another party (collectively "Confidential Information") shall be held in complete confidence by it and by its advisors and representatives and shall not, without the prior written consent of that other party, be disclosed to any other person, nor used for any other purpose, other than in connection with the evaluation, negotiation and finalization of the transactions contemplated herein. However, a party's obligation does not apply to Confidential Information:

(a) which is generally available to third parties (unless available as a result of a breach of this Agreement);

     (b) which is lawfully in the possession of a party and which was not acquired directly or indirectly from another party; or

(c) the disclosure of which is required by any applicable law or by any supervisory or regulatory body to whose rules a party is subject.

11.     CONDITIONS  PRECEDENT
        ---------------------

11.1 For each company, the obligations of the Purchaser to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated:

(a) the representations and warranties of the Vendors contained herein are true and correct in all respects at and as of the Closing except as may be in writing disclosed to and approved by the Purchaser;

(b) all covenants, agreements and obligations hereunder on the part of the Vendors to be performed or complied with at or prior to the Closing, including the Vendors' obligation to deliver the documents and instruments herein provided for, have been performed and complied with at and as of the Closing;

(c) between the Execution Date and the Closing, the Company has not experienced any event, circumstance or condition or have taken any action or become subject to any action of any character adversely affecting either of the Company or the Business or as would materially reduce the value of either of the Company, the Business or the Vendors' Shares to the Purchaser;

(d) the Business Assets have suffered no material adverse damage or change since the Execution Date and prior to the Closing which, in the sole opinion of the Purchaser, will materially and adversely affect the Business Assets, the Business or the Company's operations, prospects or earnings;

(e) on or before the Closing Date, no federal, provincial, regional or municipal government of any country applicable to the Business or any agency thereof will have enacted any statute or regulation, announced any policy or taken any action that will materially and adversely affect the Business or the Business Assets or the right of the Purchaser to the full enjoyment thereof;

(f) the Purchaser is satisfied in its sole discretion as to the state of the Business Assets and the operations of each Company after completion of its investigation thereof during the Due Diligence Period;

(g) the Vendors Robert Adams and Tami Allan have entered into employment contracts with the Purchaser on terms satisfactory to them and to Purchaser, which in any case will require neither Robert Adams nor Tami Allan to be a director of, or to carry the title of "officer", of the Companies and the Purchaser; and

(h)     based  on:

(i)     the  most  recent  financial  statements  of  the  Company;

(ii)     the  write  downs  of  the  book  value of the Company's equipment; and

(iii)     the  operating  losses  incurred  up  to  the  Closing  Date,

the parties have calculated that the Closing Liabilities will approximate Eight Hundred and Fifty Thousand Dollars ($850,000.00).

11.2 The conditions set forth in Section 11.1 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part at any time.

11.3 The obligations of the Vendors to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated, that:

(a) the representations and warranties of the Purchaser contained herein are true and correct in all material respects at and as of the Closing except as may be in writing disclosed to and approved by the Vendor; and

(b) all covenants, agreements and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing, including in particular the Purchaser's obligations to deliver the documents and instruments herein provided for, have been performed and complied with as at the Closing.

11.4 The conditions set forth in Section 11.3 are for the exclusive benefit of the Vendors and may be waived by the Vendors in whole or in part at any time.

12.     TRANSACTIONS  OF  THE  VENDORS  AT  THE  CLOSING
        ------------------------------------------------

12.1 At the Closing, the Vendors will execute and deliver or cause to be executed and delivered all documents, instruments, resolutions and share certificates as are necessary to effectively transfer and assign the Vendors' Shares to the Purchaser, free and clear of all Liens, including (for each company, as applicable):

(a) a Closing Agenda in the form reasonably satisfactory to the Purchaser's Solicitors;

(b) certified copies of resolutions of the directors of the Company authorizing the transfer of the Vendors' Shares and the registration of the Vendors' Shares in the name of the Purchaser and authorizing the issue of new share certificates representing the Vendors' Shares in the name of the Purchaser;

(c) evidence in a form satisfactory to the Purchaser's Solicitors that the Vendors have acquired all the legal and beneficial right, title and interest in all shares of the Company not owned by the Vendors on the Execution Date;

(d) share certificates representing the Vendors' Shares in the name of the Vendors, duly endorsed for transfer to the Purchaser;

(e) duly issued share certificates in the name of the Purchaser representing the Vendors' Shares;

(f) resignations in writing of any of the directors and officers and signing officers of the Company;

(g) all corporate records and books of account of the Company including, minute books, share register books, share certificate books and annual reports;

(h)     the  corporate  seal  of  each  of  the  Companies;

(i) employment contracts for Tami Allan and Robert Adams, and restrictive covenant agreement in a form mutually acceptable to the them and the Purchaser;

(j) releases, in form and substance satisfactory to the Purchaser, acting reasonably, executed by the Vendors in favour of the Company releasing the Company from any and all manner of actions, causes of action, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or equity, which the Vendors ever had, now has, or may have against either of the Company for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Company up to the Closing other than in respect of obligations of the Company to the Vendors arising in respect of:

(i) earned but unpaid salary and unpaid benefits for the then current pay period;

(ii)     his  unpaid  portion  of  the  Affiliates  Loans;  and

(iii) any obligations pursuant to indemnities granted to the Vendors by a Company in connection with their acts as directors of the Company provided that such indemnities shall be ineffective in respect of any act or omission which would constitute a default or breach pursuant to this Agreement or which render any representation or warranty given hereunder untrue or inaccurate;

(k)     the  Consents;

(l) a Closing Warranty and Certificate from the Vendors confirming that the conditions to be satisfied by the Vendors, unless waived, set out in Section
11.1 have been satisfied at the Closing and that all representations and warranties of the Vendors contained in this Agreement are true at and as of the Closing;

(m) an opinion of the Vendors' Solicitors addressed to the Purchaser and the Purchaser's Solicitors in a form reasonably satisfactory to the Purchaser's solicitors;

(n) a statutory declaration or affidavit in a form satisfactory to the Purchaser's Solicitors, confirming that the Vendors are residents of Canada; and

(o) all such other documents and instruments as the Purchaser's Solicitors may reasonably require.

13.     TRANSACTIONS  OF  THE  PURCHASER  AT  THE  CLOSING
        --------------------------------------------------

13.1     The  Purchaser  will  deliver  the  following  at  the  Closing:

(a) a certified cheque in the amount of Two Million, Nine Hundred Thousand Dollars ($2,900,000.00) to Vendors' Solicitors, which sum also includes payment of the Affiliates Loans; and

(b)     the  Deposit-Shares  duly  endorsed  in  the  Vendors' names as follows:

          Beata  Adams          73,000  shares
          Robert  Adams     24,820  shares
          Tami  Allan          48,180  shares.


14.     POST  CLOSING  AGREEMENTS
        -------------------------

14.1 The Vendors jointly and severally will indemnify and hold harmless the Purchaser from and against:

(a) any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Vendors under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder;

(b) any and all losses, damages or deficiencies resulting from any Indebtedness of either Company existing as of the Closing Date save and except the unpaid portions of the Affiliates Loans, Accounts Payable and Permitted Liens and regular payments pursuant to the Contracts; and

(c) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to any of the foregoing whose cause existed as of the Closing Date.

and the Purchaser is hereby authorized to settle such claims and make any payment in relation thereto as the Purchaser reasonably sees fit after consulting and reasonably inquiring of Vendors, and all moneys so paid or any losses, costs or expenses so incurred by the Purchaser will constitute indebtedness of the Vendors to the Purchaser hereunder. The Purchaser will be entitled to set off against sums owed by the Purchaser to the Vendors hereunder or under any documents delivered hereunder, any amounts owed by the Vendors to the Purchaser hereunder until the sums owed by the Vendors to the Purchaser hereunder are completely set off.

14.2 The Vendors will provide reasonable assistance in preparing and filing all financial statements, tax returns, and other documents required by law in respect of any government charges or in respect of any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for fiscal periods of the Company ending for tax purposes on or before the time of Closing.

14.3 The Purchaser shall cause the Company to use commercially reasonable efforts to collect the Accounts Receivables. All Accounts Receivables which have not been paid within three (3) months of the Closing Date shall be purchased by the Vendors at their net book value as set forth in the Closing Balance Sheet. The Purchaser or the appropriate Company may set off the amount outstanding or such uncollectible receivables from amounts due to the Vendors under their employment contracts. The Purchaser shall cause the appropriate Company to assign all purchased receivables to the Vendors and shall cooperate with the Vendors in the collection of such receivables.

15.     TIME  OF  THE  ESSENCE
        ----------------------

15.1     Time  is  of  the  essence  of  this  Agreement.

16.     FURTHER  ASSURANCES
        -------------------

16.1 The parties will execute and deliver all such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

17.     SUCCESSORS  AND  ASSIGNS
        ------------------------

17.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties.

18.     COUNTERPARTS
        ------------

18.1 This Agreement may be executed in several counterparts and by fax transmission, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

19.     NOTICE
        ------

19.1 Any notice required or permitted to be given under this Agreement will be validly given if in writing and delivered or sent by pre-paid registered mail, to the following addresses:

(a)     If  to  the  Vendor:

#105-93  Skyway  Avenue
Etobicoke,  Ontario  M9W  6N6

with  a  copy  to  the  Vendors'  Solicitors  as  follows:

D.  J.  Buffone
Barrister  &  Solicitor
2810  Matheson  Blvd.  East,  Suite  200
Mississauga,  Ontario  L4W  4X7

(b)     If  to  the  Purchaser:

101-260  West  Esplanade,
North  Vancouver,  BC  V7M  3G7

with  a  copy  to  the  Purchaser's  Solicitors  as  follows:

Clark,  Wilson
Barristers  and  Solicitors
#800  -  885  West  Georgia  Street
Vancouver,  BC  V6C  3H1

Attention:  Chris  Pollard

or to such other address as any party may specify in writing to the other parties.

19.2 Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered.

19.3 Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

20.     AGENTS
        ------

20.1 The Vendors covenant to the Purchaser that the compensation due to any agent or other intermediary engaged by the Vendors in connection with the purchase and sale herein contemplated, will be their sole responsibility and will indemnify and hold harmless Purchaser from any liabilities related to such agent or intermediary.

21.     ENTIRE  AGREEMENT
        -----------------

21.1 This Agreement contains the sole and entire agreement between the parties and any modifications must be in writing and signed by each party. The parties will in good faith investigate and negotiate the most tax effective method of carrying out the intentions of this Agreement.

22.     CURRENCY
        --------

22.1     All  references  to  monies  herein  are  to  Canadian  currency.

23.     TENDER
        ------

23.1 Tender may be made upon the Vendors or Purchaser or upon the Vendors' Solicitors or Purchaser's Solicitors and money may be tendered by cheque certified by a chartered bank.

24.     PROPER  LAW
        -----------

24.1 This Agreement will be governed by and construed in accordance with the province of the laws of Ontario and the parties will attorn to the Courts thereof.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered this ____ day of October, 1999.

SIGNED,  SEALED  AND  DELIVERED )
by  ROBERT  ADAMS  in  the      )
presence  of:                   )
                                ) /S/ Robert Adams
--------------------------------) ----------------
Name                            )  ROBERT ADAMS
                                )
------------------------------- )
Address                         )
                                )
------------------------------- )
Occupation                      )


SIGNED,  SEALED  AND  DELIVERED )
by  BEATA ADAMS  in  the        )
presence  of:                   )
                                ) /S/ Beata Adams
--------------------------------) ----------------
Name                            )  BEATA ADAMS
                                )
------------------------------- )
Address                         )
                                )
------------------------------- )
Occupation                      )


SIGNED,  SEALED  AND  DELIVERED )
by  TAMI ALLAN  in  the         )
presence  of:                   )
                                ) /S/ Tami Allan
--------------------------------) ----------------
Name                            )  TAMI ALLAN
                                )
------------------------------- )
Address                         )
                                )
------------------------------- )
Occupation                      )

THE CORPORATE SEAL OF CYPOST    )
CORPORATION was hereunto affixed)
in the presence of              )
                                )
/S/ Steve Berry
--------------------------------)
STEVE BERRY, PRESIDENT